Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Pilgrim’s Pride Corporation:

We consent to the incorporation by reference in the registration statements (Form S-8 No. 3-12043, Form S-8 No. 333-74984, Form S-8 No. 333-111929, Form S-3 No. 333-84861, Form S-3 No. 333-117472, Form S-3 No. 333-127198, Form S-3 No 333-130113 and Form S-4 No. 333-111975) of Pilgrim’s Pride Corporation, and in the related prospectuses, of our report dated October 23, 2006, with respect to the balance sheets of GK Insurance Company as of September 30, 2006 and 2005, and the related statements of income, changes in stockholder’s equity and cash flows for the years then ended, which report appears in the Form 8-K/A of Pilgrim’s Pride Corporation dated January 11, 2007.

Saslow Lufkin & Buggy, LLP

Avon, Connecticut

January 11, 2007